Exhibit (a)(1)(P)
[FORM OF REMINDER OF EXPIRATION OF BOSTON SCIENTIFIC STOCK OPTION EXCHANGE PROGRAM]
Reminder — Boston Scientific Stock Option Exchange Program Expiration Date is Approaching
This is to remind you that the Boston Scientific Stock Option Exchange Program is scheduled to expire at 11:59 p.m., Eastern Daylight Savings Time, on [June 19, 2007]. We currently have no plans to extend the expiration date. If you wish to exchange any of your eligible option grants, you must complete your Election Form and submit it to us so that we receive it before the time at which the offer expires.
ALL ELECTIONS MUST BE SUBMITTED BEFORE 11:59 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON [JUNE 19, 2007]. UNLESS WE EXTEND THIS DEADLINE, THERE WILL BE NO EXCEPTIONS. IF YOU DO NOT SUBMIT AN ELECTION FORM, NONE OF YOUR ELIGIBLE OPTIONS WILL BE EXCHANGED AND YOUR ELIGIBLE OPTIONS WILL REMAIN OUTSTANDING WITH THEIR CURRENT EXERCISE PRICES AND TERMS.
If you have any questions, please telephone Mellon Investor Services in the United States at 1-800-718-2943 or internationally at 201-680-6670.
Thank you,